EXHIBIT 23.11

August 11, 2016

CONSENT OF TIM WILLIAMS

United States Securities and Exchange Commission

I, Tim Williams, FAusIMM, Vice President Operations & Peru Country Manager of Tahoe Resources Inc., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-3 of Tahoe Resources Inc. of the information derived from the following technical reports:

•	La Arena Project, Peru, Technical Report (NI 43-101) dated February 27, 2015 with an effective date of December 31, 2014;

•	Technical Report on the Shahuindo Mine, Cajabamba, Peru dated January 25, 2016 with an effective date of January 1, 2016;

(collectively, the “Technical Reports”)

and all other references to the Technical Reports included or incorporated by reference in the registration statement on Form F-3 of Tahoe Resources Inc.

Yours truly,

/s/ Tim Williams
Tim Williams, FAusIMM
Vice President Operations & Peru Country Manager
Tahoe Resources Inc.